Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Electronic Arts Inc.:

We consent to the use of our reports dated May 26, 2016 with respect to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of April 2, 2016 and March 28, 2015 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended April 2, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 2, 2016, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
August 9, 2016